CODE OF ETHICS
CONCORDE FUNDS, INC.

and

CONCORDE FINANCIAL CORPORATION

and

CONCORDE CAPITAL CORPORATION

Amended and Restated Effective as of February 14, 2017

This Code of Ethics (this “Code”) has been adopted by Concorde Funds, Inc. and its series (collectively, the “Fund”), Concorde Financial Corporation (the “Advisor”) and Concorde Capital Corporation (“CCC”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended.  In their personal investment activities, all directors, officers or Advisory Persons (as defined below) of the Fund, the Advisor and CCC should at all times place the interests of the Fund’s shareholders before their own personal interests.  All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility.

The Fund and the Advisor are committed to compliance with all applicable laws.  All employees of the Advisor and officers of the Fund are expected to maintain high ethical standards of conduct and to comply fully with applicable laws.  In this regard, all employees of the Advisor and officers of the Fund are required to adhere to applicable rules, codes and guidelines that the Fund and the Advisor may adopt from time to time.  In addition, the Fund has adopted the Sarbanes-Oxley Code of Ethics for the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Financial Code of Ethics”), and the “Senior Financial Officers” of the Fund identified in the Financial Code of Ethics are required to adhere to it.  To the fullest extent possible, the Financial Code of Ethics and this Code should be read to supplement one another.  If there is a conflict between this Code and the Financial Code of Ethics, then with respect to transactions and activities related to the Fund this Code or the Financial Code of Ethics (with the Financial Code of Ethics taking priority), as the case may be, will control.

I. DEFINITIONS
A.
“Access person” means any Advisory Person of the Fund or of the Advisor.  All directors and officers of the Fund and the Advisor are presumed to be access persons regardless of whether they are Advisory Persons, and shall be treated as access persons for purposes of this Code unless the Board of Directors of the Fund, including a majority of the Disinterested Directors (as defined below), determines in writing that any such director or officer is not an access person because (1) such director or officer does not have functions that relate to the making of recommendations with respect to purchases or sales of Covered Securities (as defined below) by the Fund; and (2) in connection with his or her regular functions or duties, such director or officer does not make, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Fund, including information concerning recommendations made to the Fund respecting any such purchases or sales.

B.	“Act” means the Investment Company Act of 1940, as amended.
C.	“Advisor” means Concorde Financial Corporation

D.
“Advisory person” means: (i) any director, officer or employee of the Fund or the Advisor or the Private Fund Manager or of any company in a control relationship to the Fund or the Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Advisor or Private Fund Manager who obtains information concerning recommendations made to the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager with regard to the purchase or sale of Covered Securities by the Fund.  Advisory Person also includes: (a) any other employee designated by the Chief Compliance Officer as an Advisory Person under this Code; and (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by the Fund or the Advisor designated as such by the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by the Fund.

E.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

F.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

G.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

H.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.
H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:
(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(iii)	Shares issued by open-end registered investment Company (provided that shares of exchange traded funds purchased or sold in the secondary market are Covered Securities for purposes of this Code).
I.
“Disinterested director” means a director of the Fund or Advisor or Private Funds Manager who is not an “interested person” of the Fund or Advisor or Private Funds Manager within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J.	“Fund” means Concorde Funds, Inc. or any series of Concorde Funds, Inc.
K.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

L.
“Investment personnel” means: (i) any employee of the Fund or Advisor or Private Funds Manager or of any company in a control relationship to the Fund or Advisor or Private Funds Manager or who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager; and (ii) any natural person who controls the Fund or Advisor and who obtains information concerning recommendations made to the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager regarding the purchase or sale of securities by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

M.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

N.	“Private Fund Manager” means Concorde Capital Corporation.
O.	“Private Funds means and partnership, limited-liability-company or other pooled investment vehicle that is managed by Concorde Capital Corporation.
P.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.
Q.	“Reportable Security” includes Covered Securities and shares of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.
R.	“Supervised Person” means any director, officer or employee of the Advisor.
II. APPROVAL OF CODE OF ETHICS
A.
The Board of Directors of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Directors must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1 (b) of the Act and shall receive a certification from the Advisor that it has adopted such procedures as are reasonably necessary to prevent access persons of the Advisor from violating this Code of Ethics.

B.
No less frequently than annually, the officers of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager and the officers of the Advisor shall furnish a report to the Board of Directors of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager:

1.
Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics and copies of the reports required by Section IV.B. and Section V.

2.	Certifying that the Fund and Advisor and the Private Fund Manager have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.
C.
This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B.(1) and V. shall be maintained by the President of Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager or designee.

III. EXEMPTED TRANSACTIONS
The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)
Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c)
Purchases or sales which are non-volitional on the part of either the access person or the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

(d)	Purchases which are part of an automatic dividend reinvestment plan.
(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)
Purchases or sales which receive the prior approval of the Board of Directors of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager because they are only remotely potentially harmful to the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

(g)
Purchases which do deprive the Fund or individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager from making purchases in the case of Private Placements by Private fund manager.

IV. PROHIBITED PURCHASES AND SALES
A.
No access person shall use any information concerning the investments or investment intentions of the Fund, or the access person’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

B.	No affiliated person of the Fund shall, directly or indirectly in connection with the purchase or sale of a security held or to be acquired by the Fund:
(i)	Employ any device, scheme or artifice to defraud the Fund;

(ii)
Make to the Fund or to the Advisor or the Fund’s distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or
(iv)	Engage in any manipulative practice with respect to the Fund.
C.
No access person shall cause or attempt to cause the Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to the access person.  No access person shall recommend any securities transactions for the Fund without having disclosed the access person’s interest, if any, in such securities or the issuer thereof.

D.	All access persons are prohibited from taking personal advantage of any opportunity properly belonging to the Fund.
E.
Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager or is being purchased or sold by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

F.
Investment Personnel shall not, without the prior approval of the Chief Compliance Officer of the Fund, receive any gift or participate in any entertainment event of more than de minimis value from or with any person or entity that does or is seeking to do business with or on behalf of the Fund or the Advisor.  The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis.  Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater or comparable entertainment event also shall be considered to be of de minimis value.

G.
Except in a transaction exempted by Section III of this Code of Ethics, Investment Personnel (other than the President of Fund or the Advisor or the Private Fund Manager) must obtain approval from the President of Fund or the Advisor or the Private Fund Manager before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. The President of Fund or the Advisor or the Private Fund Manager must obtain approval from the Advisor’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the President of Fund or the Advisor or the Private Fund Manager or the Advisor’s Chief Compliance Officer, as applicable, believes that the investment opportunity should be reserved for the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager or is being offered to the individual by reason of his or her position with the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager. The of Fund or the Advisor or the Private Fund Manager President and the Advisor’s Chief compliance Officer shall prepare a report of each Initial Public Offering or Limited

Offering approved, which report shall identify (i) the individual acquiring the security; (ii) the security being acquired; (iii) the nature of the acquisition transaction; (iv) the basis for determining that the investment opportunity should not be reserved for the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager; and (v) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

V.  REPORTING AND COMPLIANCE PROCEDURES
A.
Except as provided in Section V.B. of this Code of Ethics, every access person shall report to the Fund or the Advisor or the Private Fund Manager the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the President of Fund or the Advisor or the Private Fund Manager or designee.

B.
1. A Disinterested director of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund or the Advisor or the Private Fund Manager, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such Covered Security was purchased or sold by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager or was being considered by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager or the Advisor for purchase or sale by the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager. A Disinterested director of the Fund the Advisor or the Private Fund Manager need not report transactions in shares of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager pursuant to Section V.D. of this Code of Ethics.

2.                An access person need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control.

3.                An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the President of Fund or the Advisor or the Private Fund Manager or designee with respect to the access person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund or in individually managed accounts managed by the Advisor or in Private Funds managed by the Private Fund Manager.

4.
If a report pursuant to Section V.C., V.D. or V.E. of this Code would duplicate a report made by an access person pursuant to Rule 204A-1(b) of the Investment Advisers Act of 1940 (each an “Adviser Report”), then in lieu of making a separate report under Section V.C., V.D. or V.E. of this Code an access person may file with the

Fund a copy of any such Adviser Report, provided that it is filed with the Fund within the time limits set forth in Section V.C., V.D. or V.E., as the case may be.
5.	An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.
C.
Except as provided in Section V.B. of this Code, every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1.	The title, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;
2.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and
3.	The date that the report is submitted by the access person.
D.
Except as provided in Section V.B. of this Code, every access person shall, no later than ten (10) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in a Reportable Security in which the access person had any direct or indirect beneficial ownership:
(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c)	The price of the Reportable Security at which the transaction was effected;
(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and
(e)	The date that the report is submitted by the access person.
2.	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:
(a)	The name of the broker, dealer or bank with whom the access person established the account;
(b)	The date the account was established; and
(c)	The date that the report is submitted by the access person.

E.
Except as provided in Section V.B. of this Code, every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and
3.	The date that the report is submitted by the access person.
F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The President of Fund or the Advisor or the Private Fund Manager or designee shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Fund’s President or designee shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

H.	Compliance with this Code of Ethics does not relieve access persons of their obligations under any other code of ethics.
VI.  STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS
A.
All Supervised Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the clients of the Advisor, including the Fund, all Supervised Persons must place the interests of such clients before their own personal interests.

B.	All Supervised Persons must report any violations of this Code of Ethics to the Advisor’s Chief Compliance Officer.

C.
The Advisor’s Chief Compliance Officer must provide each Supervised Person with a copy of this Code of Ethics and any amendments and receive from each Supervised Person an acknowledgement of receipt of this Code of Ethics.

VII.  RECORDS
The Fund shall maintain records in the manner and to the extent set forth below, under the conditions described in Rule 17j-1(f) under the Act, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

A.	A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.
B.
A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

C.	A copy of each report made pursuant to this Code by an access person, including any information provided in lieu of reports, shall be preserved by the Fund for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.
D.
A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

E.
A copy of each report to the Board of Directors shall be preserved by the Fund for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

F.
The Fund shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VIII. INSIDER TRADING POLICY
B.
The Fund and the Advisor prohibit their directors, officers and employees from trading, either personally or on behalf of the Funds, on material non-public information or communicating material non-public information to others in violation of the law.  In addition, communication of inside information (“tipping”) to a third party, where improper trading can be anticipated, is also strictly prohibited.  This conduct is frequently referred to as “insider trading.”

B.
In addition to applying to the directors, trustees, officers and employees of the Fund and the Advisor, this policy also applies to their respective spouses, children, relatives sharing a home with them and certain trusts, partnerships and corporations affiliated with them.

C.
Insider trading laws are continuously changing.  In the event an individual has any hesitation about whether or not something may be considered insider trading, such individual should immediately discuss the matter with the Chief Compliance Officer of the Fund or the Advisor.  Seeking guidance if there is even the slightest hesitation is likely to prevent disciplinary action or complex legal problems.

IX. SANCTIONS
Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund or the Advisor, as applicable, may impose such sanctions as it deems appropriate.